EMPLOYMENT AGREEMENT
                      THOMAS SELTZER AND EYECITY.COM, INC.

            AGREEMENT, dated as of the 28th day of September, 1999 by and between EYECITY.COM, INC., having a place of business at One Fairchild Court, Plainview, New York 11803 (hereinafter designated and referred to as "Company"), and Thomas Seltzer, residing at 17 Galloway Court, West Orange, New Jersey 07052 (hereinafter designated and referred to as "Employee", "his" or "him").

            WHEREAS, the Company desires to employ the Employee as Vice President of Merchandising and Purchasing in accordance with the provisions hereinafter set forth;

            WHEREAS, the Employee is willing to be employed by the Company, all in accordance with provisions hereinafter set forth; and

            NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

            1. Term: The term of this Agreement shall be for a period of three
(3) years commencing September 28, 1999 and automatically terminating on September 27, 2002 (the "Termination Date") subject to earlier termination as provided herein or unless extended by mutual consent of both parties in writing prior to the end of the term of this Agreement or any extension thereof, but nothing herein shall require the Company or Employee to agree to any specific term or condition or to any continuation of Employee's employment beyond the end of the term of this Agreement.

            2. Employment: Subject to the terms and conditions and for the compensation hereinafter set forth, the Company employs the Employee for and during the term of this Agreement as Vice President of Merchandising and Purchasing. The Employee does hereby accept such employment and agrees to use his best efforts and to devote all business time, during the term of this Agreement, exclusively to the performance of his duties faithfully, diligently and to the best of his abilities upon the conditions hereinafter set forth. Employee shall report to the Chief Executive Officer and Chief Operating Officer of the Company.

            3. Compensation: During the term of this Agreement, the Company agrees to pay Employee, and Employee agrees to accept a salary at an annual rate of (i) One Hundred Thirty Thousand ($130,000) Dollars from the date hereof until September 27, 2000, (ii) One Hundred and Sixty Thousand ($160,000) Dollars from September 28, 2000 through September 27, 2001 and (iii) One Hundred and Eighty Thousand ($180,000) Dollars from September 28, 2001 through September 27, 2002, in each case payable at least every two weeks in accordance with the Company's normal payroll policies, less all applicable taxes, for all services rendered by Employee hereunder. Employee's annual salary and other benefits provided for hereunder are subject to periodic increases (but not decreases) at the discretion of the Board of Directors. As additional compensation, the Company may pay the Employee periodic bonuses as determined by, and in the sole discretion of, the Board of Directors.


                                     1 of 5

            4. Expenses: The Company shall reimburse Employee, not less often than monthly, for all actual and reasonable business expenses incurred in connection with his service to the Company, upon submission of appropriate vouchers and expense account reports in accordance with normal Company policy.

            5. Benefits: The Company shall provide medical insurance and such other benefits, including, without limitation, participation in Company stock option, bonus and benefit plans, (which may be conditioned upon the achievement of such milestones or events as the Employee and the Company may agree), as such plans may exist from time to time and which are made generally available to the Company's employees. The Company agrees that it shall grant to the Employee options to purchase 22,500 shares of the Company's common stock (subject to the terms of the Company's applicable stock option plan) at the beginning of each three-month period during the term hereof commencing on the date hereof through September 27, 2002 (unless this Agreement is sooner terminated pursuant to Section 10(A), (B) or (C) hereof), provided, that the exercise price for all such options shall be permanently fixed on the date hereof. The Employee shall be entitled to annual vacation in accordance with the Company's policy. The Company shall also reimburse the Employee for the cost of an insurance policy, reasonably acceptable to the Company and which shall be arranged for by the Employee, with respect to the Employee's death or disability.

            6. Restrictive Covenant: The Employee acknowledges that he has entered into that certain Noncompetition and Nondisclosure Agreement, dated of even date herewith, between the Employee and the Company (the "Noncompetition Agreement") a copy of which is attached hereto as Exhibit A. Notwithstanding the terms and conditions thereof, the Employee agrees that the "Restricted Period" as defined therein shall be extended, if applicable, through the first anniversary of the termination date of the Employee's employment, whether full-time or part-time, exclusive or nonexclusive, and in any capacity, by the Company.

            7. Proprietary Rights and Information: Concurrently with the execution of this Agreement, the Employee and the Company have entered into that certain Proprietary Rights and Information Agreement (the "Proprietary Rights and Information Agreement"), attached as Exhibit B hereto.

            8. Irreparable Harm: Employee agrees that any breach or threatened breach by Employee of the provisions of the Noncompetition Agreement, the Proprietary Rights and Information Agreement or this Agreement would cause the Company irreparable harm and the Company may obtain injunctive relief against such actual or threatened conduct and without the necessity of a bond.

            9. Return of Company Property: Employee agrees that following the termination of his employment for any reason, he shall return all property of the Company which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, customer lists, books, notes, electronically stored data and all copies of the foregoing as well as any other materials or equipment supplied by the Company to the Employee.


                                     2 of 5

            10. Termination:

            (A) Death: In the event of the Employee's death during the term of his employment, this Agreement shall automatically terminate on the date of death, and Employee's estate shall be entitled to payment of Employee's salary until date of death and three (3) months thereafter. All other benefits and compensation described herein shall terminate on the date of death unless otherwise stipulated in the applicable Company plan.

            (B) Disability: In the event the Employee, by reason of physical or mental incapacity, shall be disabled for a period of at least four (4) consecutive months or six (6) months in the aggregate in any twelve (12) month period of this Agreement or any extension hereof, the Company shall have the option to terminate Employee's employment and to terminate this Agreement. Such termination to be effective ten (10) days after the Company gives written notice of such termination to the Employee, and all obligations of the Company hereunder shall cease upon the date of such termination unless Employee shall have returned to the performance of his duties prior to the effective date of the notice. "Incapacity" as used herein shall mean the inability of the Employee to substantially perform his normal duties. Employee's salary as provided for hereunder shall continue to be paid during any period of incapacity prior to and including the date on which Employee's employment is terminated for disability and for three (3) months following the termination date.

            (C) Company's Rights To Terminate This Agreement:

            (a) The Company shall have the right, before the expiration of the term of this Agreement, to terminate this Agreement and to discharge Employee for cause (hereinafter "Cause"), and all compensation to Employee shall cease to accrue upon discharge of the Employee for Cause. For the purposes of this Agreement, the term "Cause" shall mean (i) the Employee's violation of the Company's written policy or specific written directions of the Chief Executive Officer, Chief Operating Officer or the Board of Directors, which directions are consistent with normally acceptable business practices, or the failure to observe, or the failure or refusal to perform, any obligations required to be performed in accordance with this Agreement, (ii) if the Board of Directors determines that Employee has committed a demonstrable act (or omission) of malfeasance seriously detrimental to the Company (which shall not include any exercise of business judgment in good faith) or (iii) breach by the Employee in any material respect of any covenant or agreement contained herein, in the Proprietary Rights and Information Agreement or in the Noncompetition Agreement or any representation, warranty, covenant or agreement contained in that Asset Purchase and Assignment Agreement, dated of even date herewith, among the Company, the Employee and Impact Eyewear, LLC.

            (b) If the Company elects to terminate Employee's employment for Cause, if such Cause shall be capable of cure (it being understood and agreed that a breach of fiduciary duty, including dishonesty, or the circumstances described in Section 10C(a)(ii) hereof, is not subject to cure) the Company shall first give Employee written notice and a period of twenty (20) days to cure such Cause, and if such Cause is not cured in said twenty (20) days or if such Cause is not capable of cure, such termination shall be effective on the date the Company gave written notice of such termination for cause to the Employee. In the event of a termination of the Employee's employment for Cause in accordance with the provisions of Section 10 (C)


                                     3 of 5

(b), the Company shall have no further obligation to the Employee, except for the payment of salary and for any other compensation and/or expenses through the date of such termination from employment.

            (D) Employee's Right to Terminate this Agreement: Employee shall have the right, before the expiration of the term of this Agreement, to terminate resign and this Agreement, in which case the Company shall be completely discharged from any further obligations to the Employee (including, without limitation, any obligation to pay to or on behalf of the Employee any further compensation or benefits). Such termination shall in no way limit or diminish Employee's obligations under the Noncompetition Agreement or the Proprietary Rights Agreement.

            11. Waiver: Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any other breach or default hereof.

            12. Governing Law: The validity of this Agreement or of any of the provisions hereof shall be determined under and according to the laws of the State of New York, and this Agreement and its provisions shall be construed according to the laws of the State of New York, without reference to its choice of law rules.

            13. Notices: Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be delivered in person or by registered or certified mail to the respective parties at their addresses set forth on the first page of this Agreement (or such other address as the party to receive notices has given by notice hereunder to the other party). Any such notice by personal delivery shall become effective upon receipt and any notice by registered or certified mail shall become effective five business days after mailed.

            14. Assignment: The Employee's assignment of this Agreement or any interest herein, or any monies due or to become due by reason of the terms hereof, without the prior written consent of the Company shall be void. This Agreement shall be assignable and binding to a corporation or other business entity that succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of the Company and which assumes Company's obligations under this Agreement.

            15. Miscellaneous: This Agreement contains the entire understanding between the parties hereto and supersedes all other oral and written agreements or understandings between them. No modification or addition hereto or waiver or cancellation of any provision shall be valid except by a writing signed by the party to be charged therewith.

            16. Obligations of a Continuing Nature: It is expressly understood and agreed that the covenants, agreements and restrictions undertaken by or imposed on either party hereunder, which are stated to exist or continue after termination of Employee's employment with the Company, shall exist and continue on both parties irrespective of the method or circumstances of such termination from employment or termination of this Agreement.


                                     4 of 5

            17. Severability: Employee agrees that if any of the covenants, agreements or restrictions on the part of Employee are held to be invalid by any court of competent jurisdiction, such holding will not invalidate any of the other covenants, agreements and/or restrictions herein contained and such invalid provisions shall be severable so that the invalidity of any such provision shall not invalidate any others. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

            18. Representation: Employee represents and warrants that he has the legal right to enter into this Agreement and to perform all of the duties and obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents Employee from entering into this Agreement or performing all of his duties and obligations hereunder. In the event of a breach of such representation or warranty on his part or if there is any other legal impediment which prevents him from entering into this Agreement or performing all of his duties and obligations hereunder, the Company shall have the right to terminate this Agreement in accordance with Section 10(C) (a); in which event the "Cause" shall not be deemed curable under Section 10(C) (b). Without limiting the foregoing, Employee represents and warrants that he is not a party to any agreement which prohibits or limits his ability to fulfill his duties and responsibilities contemplated herein.

            19. Descriptive Headings: The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                        EYECITY.COM, INC.


                                        By: /s/ Mark H. Levin
                                            ------------------------------------
                                            Mark H. Levin
                                            Chief Executive Officer


                                        /s/ Thomas Seltzer
                                        ----------------------------------------
                                        Thomas Seltzer
                                        Employee


                                     5 of 5